EXHIBIT 10.7f

                              EMPLOYMENT AGREEMENT

      AGREEMENT made as of the 1st day of April, 1998, by and between OMNICOM GROUP INC., a New York corporation, (the "Company"), and MICHAEL EDWARD GREENLEES (the "Executive").

                                W I T N E S S E T H:

      WHEREAS, the Executive was employed by GGT Group plc., whose name has been changed to The GGT Group Limited ("GGT"), an indirectly held subsidiary of the Company, pursuant to a Service Agreement dated May 1, 1991, as thereafter amended (the "Service Agreement"); and

      WHEREAS, the Company desires to employ the Executive, terminate the Service Agreement and enter an agreement embodying the terms of such employment (this "Agreement"), and the Executive desires to terminate the Service Agreement and enter into this Agreement and to accept such employment, subject to the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

   1. Employment

      The Company agrees to employ the Executive during the Term specified in paragraph 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

   2. Term

      Subject to paragraphs 6 and 7 below and the other terms and conditions of this Agreement, the Executive's employment by the Company pursuant to the terms of this Agreement, shall be for a term commencing as of March 31, 1998 and expiring on March 31, 2003 (the "Initial Term"); provided, however, the term of the Executive's employment by the Company shall continue for an indefinite period thereafter unless and until either (x) the Company shall give to the Executive one year's advance written notice of expiration of the term, or (y) the Executive shall give to the Company six months' advance written notice of expiration of the term (both such notices being referred to as a "Notice of Termination"). (The Initial Term and the period, if any, thereafter, during which the Executive's employment shall continue are collectively referred to as the "Term"). Any Notice of Termination given under this paragraph 2, shall specify the date of expiration (which may not be earlier than the close of business on March 31, 2003) and may be given at any time on or after March 31, 2002 in the case of the Company, or on or after September 30, 2002 in the case of the Executive. The Company shall have the right at any time during such one year or six month notice period, as the case may be, to relieve the Executive of his offices, duties and responsibilities and to place him

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on a paid leave-of-absence  status,  provided that during such notice period the
Executive shall remain a full-time employee of the Company and shall continue to receive his salary compensation and other benefits as provided in this Agreement. The effective date of the termination of the Executive's employment with the Company, regardless of the reason therefor, is referred to in this Agreement as the "Date of Termination".

   3. Duties and Responsibilities

      (a) (i) During the Term, the Executive shall hold the position of President and Chief Executive Officer of the TBWA Worldwide group of companies as constituted from time to time and including any successor (the "Group"). The Executive shall report directly to the Chief Executive Officer of the Company (the "Company CEO") at such times and in such detail as the Company CEO shall reasonably require.

      (ii) The Company CEO shall recommend to the Board of Directors of the Company (the "Board") that the Executive be duly elected to the Board no later than January 31, 2000. Thereafter, during the Term, the Company CEO shall recommend to the Board that the Executive be duly nominated for reelection at each subsequent Annual Meeting of Shareholders upon which his then term of directorship expires. The Executive agrees to serve on the Board if so elected; his compensation, if any, for serving as such shall be determined by the Board.

      (b) The Executive shall perform such executive and managerial duties and responsibilities customary to the office of President and Chief Executive Officer of the Group and as are reasonably necessary to the operations of the Group and such additional duties as may be assigned to him from time to time by or under authority of the Company CEO consistent with his position as designated in paragraph 3(a) above. In furtherance of the foregoing, the Executive shall have primary responsibility and authority (subject to the terms of this Agreement, the "Omnicom Grant of Authority" as from time to time in effect and the authority of the Company CEO) (i) for the general management, administration, day-to-day operations and long-term planning of the Group, which shall include authority to determine operating budgets and profit plans for the Group, (ii) for the determination of the reporting requirements and relationships, and the review and evaluation, of the key Group personnel who are employed by companies operating within the Group, and (iii) subject to the approved operating budget of the Group, for the determination of the compensation for the key Group personnel.

      (c) The Executive will use his reasonable best efforts to (i) perform his duties and responsibilities in a manner consistent with the policies set forth in the "Omnicom Grant of Authority" and the parameters of the Group's then current profit plan and capital expenditure budget, (ii) ensure that the Group as a whole and each member of the Group comply on a timely basis with all budgetary and reporting requirements reasonably requested by the Company, (iii) not incur obligations on behalf of any member of the Group other than in the ordinary course of business nor enter into any transaction on behalf of any member of the Group other than in the ordinary course of business, without obtaining appropriate approvals to the extent required by the Omnicom "Grant of Authority", and (iv) not knowingly take any action to prevent any member


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of the Group from  participating  in the Company's  cash  management  program or abiding by the Company's dividend, management fee and corporate policies as from time to time in effect.

      (d) During the Term, the Executive's employment by the Company shall be full-time and exclusive, and the Executive agrees that he will, in carrying out his duties hereunder, devote all of his business time and attention, his best efforts, and all of his skill and ability to promote the interests of the Company and the Group. Notwithstanding the foregoing, the Executive shall be permitted to engage in charitable and civic activities and manage his personal investments, provided that such investments are not in a company which the Executive knows or has reason to believe transacts business with any member of the Group, or which engages in business competitive with that conducted by any member of the Group (or, if such company does transact business with a member of the Group or does engage in a competitive business, it is a publicly held corporation of which the Executive owns less than 1/4 of 1% of its outstanding shares), and further provided that such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement.

      (e) During the Term, the Executive's services hereunder shall be performed at the offices of the Group in New York, New York, subject to necessary travel requirements of his positions and duties hereunder.

    4. Compensation

      (a) As compensation for his services hereunder and in consideration of his non-solicitation/non-servicing and non-disclosure covenants as set forth in paragraph 8 below, during the Term the Company shall pay, or cause a member of the Group to pay, the Executive in accordance with its normal payroll practices, direct salary compensation at the annual rate of at least $860,000. The annual direct salary compensation shall be reviewed by the Company CEO not less frequently than every 24 months. The first such review shall be completed by such date as shall be necessary to permit any salary increase to be effective as of January 1, 2000.

      (b) During the Term, the Executive shall be eligible to participate in the Company's 1998 Incentive Compensation Plan or any successor plan (the "Incentive Plan") and to receive awards of stock options, cash bonuses, restricted stock and other awards thereunder. During the Term, the awards under the Incentive Plan granted to the Executive by the Compensation Committee of the Board (the "Compensation Committee") shall be commensurate with the awards granted to the chief executive officers of the other worldwide advertising agency networks owned by the Company (together with the Executive, the "Agency CEO's"), taking into account the relative size and profitability of such advertising agency networks and such other factors as the Compensation Committee shall deem reasonable and appropriate. The bonus formula applicable to Executive's bonus in respect of 1999 is attached as Annex A. The Executive's bonus for calendar year 1998 was $900,000.

   5. Expenses; Fringe Benefits

      (a) The Company agrees to pay or to reimburse, or cause a member of the Group to pay or to reimburse, the Executive for all reasonable, ordinary and necessary vouchered


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

business or entertainment expenses incurred during the Term in the performance of his services hereunder in accordance with the policy of the Company and the Group as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company or such member of the Group designated to pay or reimburse the Executive, any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company or such designated member of the Group may from time to time reasonably require.

      (b) During the Term, the Executive and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any welfare benefit plans and programs made available generally to the Group's senior level executives based in the United States or (without duplication) to its employees based in the United States generally (including without limitation, medical, hospitalization, disability and life insurance programs, accidental death and dismemberment protection and business travel insurance), subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. In addition, during the Term, (x) the Company shall provide the Executive with $1,000,000 of life insurance coverage under the Company's Executive Life Insurance Program and
(y) the Company shall pay or reimburse the Executive, or cause a member of the Group to pay or to reimburse the Executive, up to $2,000 annually for the premium costs payments in respect of the Life Assurance policy maintained for the Executive during his employment period with GGT, which policy currently provides for an insurance benefit of four times salary (death for any cause) and of five times salary (death by accident only).

      (c) During the Term, the Executive shall be entitled to participate in all retirement plans and programs (including without limitation any profit sharing/401(k) plan) made available generally to the Group's senior level executives based in the United States or (without duplication) to its employees based in the United States generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs In effect from time to time. In addition, during the Term, the Executive shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Group from time to time in effect which are made available generally to the Group's senior level executives based in the United States or (without duplication) to its employees based in the United States generally. Such benefits and perquisites as of the date hereof shall include the following:

            (i) for each whole and any partial calendar year included in the Term, financial planning and tax preparation assistance in an amount not to exceed $15,000 annually (pro-rated for any partial calendar year);

            (ii) health club dues;

            (iii) first class travel accommodations; and

            (iv) annual membership dues at Anglebrook Golf Club.


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

      (d) During each calendar year of the Term, the Executive shall be entitled to four weeks paid vacation (on a non-cumulative basis), to be taken at such time(s) as shall not, in the reasonable judgment of the Company CEO, materially interfere with the Executives fulfillment of his duties hereunder, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company's policy then in effect generally for its senior level executives.

      (e) The Executive acknowledges that he is a party to a Company Executive Salary Continuation Agreement ("ESCA") with a 50% salary limitation and a March 31, 1998 first commencement of service date.

      (f) During the Term, the Company shall provide, or cause a member of the Group to provide, the Executive with an automobile allowance of $2,350, per month to cover his costs of using, maintaining, insuring and garaging his car in connection with the business of the Group. The Company shall provide the Executive with the use of a chauffeur in connection with the business of the Group.

      (g) The Executive acknowledges that (i) in March 1998 under the Incentive Plan, the Company made an initial stock option grant covering 50,000 shares of the Company's common stock and 10,000 shares of restricted Company common stock;
(ii) in March 1998, $2,000,000 was paid into the Executive's UK pension fund in full satisfaction of the Company's agreement to remedy the underfunding of the Executive's Pension Scheme; and (iii) February 1999 under the Incentive Plan the Executive was awarded a grant of 60,000 shares of the Company's common stock and 10,000 shares of restricted Company common stock in March 1999.

      (h) It is intended that the Executive will relocate his family to the New York area during calendar 2000. At the time of such relocation, the Company shall pay or cause a member of the Group to pay for the reasonable and ordinary costs incurred by the Executive related to such move. Until the time Executive establishes a new residence in the New York City metropolitan area, but not beyond December 31, 1999, the Company shall provide the Executive with an appropriate furnished apartment/hotel accommodation in New York City, reasonably acceptable to Executive. In connection with Executive's purchase of a residence in the New York City metropolitan area, the Company will, within 14 days of Executive's written request, advance to Executive (or at the Company's option, arrange for a third party loan) on or about the date on which title of such new residence is expected to close, a loan (the "Home Loan") of up to $3,000,000. $1,000,000 of the Home Loan shall be payable in six months, together with accrued interest thereon, at the interest rate set forth in clause (y) below. The remaining $2,000,000 of the Home Loan shall mature on the sooner of (x) one year after the Date of Termination and (y) March 31, 2003 (the "Maturation Date"), and shall bear simple interest at the average of the daily LIBOR (one-year rate) rates published in The Wall Street Journal during the period of the loan. Payments of principal and interest shall be made annually, on the last day of March in each year, in arrears, based upon a 20-year amortization schedule. The Executive shall execute a promissory note evidencing the Home Loan prepared by the Company and reasonably satisfactory to the Executive. The Home Loan shall be secured by a first mortgage on Executive's residence so purchased. The Company shall have the right


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

to offset any payments to be made under the ESCA against any outstanding amounts of principal and interest on the Home Loan, after notice to such effect..

      (i) To the extent any plan, program, practice, policy, arrangement or agreement providing compensation or benefits to the Executive takes into account a participant's service with the Company or the Group, whether for the purposes of determining eligibility, vesting, level of benefits or otherwise, the Executive's service will include his whole and partial years of service with GGT prior to its merger with and into the Company; provided, however, for purposes of determining years of service under the ESCA, the Executive's commencement of service date shall be March 31, 1998.

      (j) The Company shall pay or reimburse the Executive, or cause a member of the Group to pay or to reimburse the Executive, for the reasonable legal fees and expenses incurred by the Executive in connection with the negotiation of this Agreement, not to exceed $35,000.

    6. Termination

      (a) The Company, by direction of the Board or the Company CEO, shall be entitled to terminate the Term and to discharge the Executive for "cause" effective upon the giving of written notice. The term "cause" shall be limited to the following grounds:

            (i) the Executive's failure or refusal to materially perform his material duties and responsibilities as set forth in paragraph 3 hereof other than by reason of his disability (as defined in paragraph 7 below), or the failure of the Executive to devote his attention exclusively to the business and affairs of the Group in accordance with the terms hereof (other than by reason of his disability), in each case if such failure or refusal is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company;

            (ii) the willful misappropriation of the funds or property of the Company or any member of the Group;

            (iii) use of alcohol or illegal drugs, materially interfering with the performance of the Executive's obligations under this Agreement, continuing after written warning;

            (iv) conviction in a court of law of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, fraud or theft;

            (v) the material nonconformance with the standard business practices and policies of the Company or the Group, including without limitation, policies against racial or sexual discrimination or harassment made known to the Executive, which nonconformance is not cured (if curable) within 10 days after written notice to the Executive by the Company;


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            (vi) the willful commission in bad faith by the Executive of any act which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any member of the Group;

            (vii) any material breach (not covered by any of the clauses (i) through (vi) above) of any material term, provision or condition of this Agreement, if such breach is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company;

            (viii) a voluntary resignation by the Executive other than pursuant to a Notice of Termination given under paragraph 2 above or for "Good Reason" (as defined in paragraph 6(b) below); and

            (ix) the gross misconduct or gross negligence by the Executive in the performance of his duties continuing after written warning.

Prior to the effectiveness of any notice to Executive terminating the Executive for cause hereunder, the Company will provide the Executive with a prompt, in-person hearing before the Board, at which hearing the Executive may be accompanied by counsel. Any notice required to be given by the Company pursuant clause (i), (iii), (v), (vii) or (ix) above shall specify the specific nature of the claimed breach and the manner in which the Company believes such breach should be cured (if curable). In the event that the Executive is purportedly terminated for cause and the arbitrator appointed pursuant to paragraph 19 below determines that cause as defined herein was not present, then such purported termination for cause shall be deemed a termination by the Company "without cause" pursuant to paragraph 6(d) below and the Executive's rights and remedies will be governed by paragraph 6(d) below in full satisfaction and in lieu of any and all other or further remedies the Executive may have.

      (b) The Executive shall be entitled to terminate this Agreement and the Term hereunder for "Good Reason" at any time during the Term by written notice to the Company given not more than 30 days after the occurrence of the event or if Good Reason occurs by virtue of a series of events, the last occurring event constituting such Good Reason. "Good Reason" shall be limited to (i) a material reduction of the Executive's duties or responsibilities or the assignment of duties which are materially inconsistent with his position as President and Chief Executive Officer of the Group; which action is not reversed within 20 days after written notice of the breach from the Executive to the Company; and
(ii) the failure of the Board to elect the Executive as a Director of the Company on or prior to January 31, 2000; or (iii) a material breach (not covered by clause (i) or (ii) above) by the Company of a material term, provision or condition of this Agreement, which breach remains uncured for a period of 20 days after written notice of such breach from the Executive to the Company. Any notice required to be given by the Executive pursuant to this paragraph 6(b) shall specify the specific nature of the claimed breach and the manner in which the Executive believes such breach should be cured (if curable).

      (c) In the event of the termination of the employment of the Executive with the Company for any reason (including without limitation, a termination pursuant to a Notice of


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Termination  under  paragraph 2 above) other than by virtue of a termination  by the Company "without cause" or a termination by the Executive for "Good Reason", the Executive shall be entitled to the following payments and benefits, subject to any appropriate offsets, as permitted by applicable law, for debts or money due to the Company or an affiliate thereof (collectively, "Offsets"):

            (i) unpaid salary compensation and any unused accrued vacation only through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination; and

            (ii) all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 4 and 5 above, or any other applicable compensation and benefit plans and programs in which he participated as an employee of the Company, the Group or GGT, in the manner and in accordance with the terms of such plans and programs;

            (iii) any earned but unpaid bonus for the year prior to the year in which the Date of Termination occurs; and

            (iv) in the event the Executive's employment terminated by reason of his death or disability, or pursuant to a Notice of Termination, without duplication of any bonus that may be payable under the Incentive Plan, a bonus for the year in which the Date of Termination occurs, based on the factors used by the Compensation Committee, that he would have earned had he remained an employee through the end of such year, prorated based on the ratio of (A) the number of months, and parts thereof, in the year in which the Date of Termination occurs, prior to the Date of Termination, to
      (B) 12 months.

In the event of the termination of the Executive's employment other than by virtue of a termination by the Company "without cause" or a termination by the Executive for "Good Reason", except as provided in this paragraph 6(c) and as otherwise required by applicable law, the Company shall have no further liability to the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive's employment or cessation of employment with the Company.

      (d) The Company shall have the right at any time during the Term to terminate the employment of the Executive "without cause" by giving written notice to the Executive setting forth a Date of Termination. In the event of a termination by the Company "without cause" or a termination by the Executive for "Good Reason", the Executive shall be entitled to the following payments and benefits, subject to any Offsets:

            (i) as severance compensation, his then applicable direct salary compensation when otherwise payable for the following period (the "Severance Period") (x) from the Date of Termination through March 31, 2003 if the Date of


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Termination  occurs on or prior to March 31,  2002 or (y) one year from the Date of Termination, if the Date of Termination occurs after March 31, 2002;

      (ii) any unpaid reimbursable expenses outstanding, and any unused accrued vacation, as of the Date of Termination;

      (iii) all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraphs 4 and 5 above, or any other applicable compensation and benefit plans and programs in which he participated as an employee of the Company, the Group or GGT, in the manner and in accordance with the terms of such plans and programs;


      (iv) continued participation on the same basis (including without limitation, cost contributions) as the other senior executives of the Company in all medical, dental, hospitalization, disability and life insurance coverage (the "Continued Plans") in which he was participating on the Date of Termination (as such Continued Plans are from time to time in effect at the Company) until the earlier of (A) the end of the period that he receives severance compensation payments under clause (i) of this paragraph 6(d) or (B) the date, or dates, he is entitled to receive coverage and benefits under the same type of plan of a subsequent employer; provided, however, (1) if the Executive is precluded from continuing his participation in any Continued Plan, he shall be provided with the after-tax economic equivalent of the benefits provided under the Continued Plan in which he is unable to participate, for the period specified above, (2) the economic equivalent of a benefit foregone shall be deemed a reasonable cost in the State of New York that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (3) payment of such after-tax economic equivalent shall be made quarterly in advance;

      (v) any earned but unpaid bonus for the year prior to the year in which the Date of Termination occurs;

      (vi) without duplication of any bonus that may be payable under the Incentive Plan, a bonus for the year in which the Date of Termination occurs, based on the factors used by the Compensation Committee, that he would have earned had he remained an employee through the end of such year, prorated based on the ratio of (A) the number of months, and pans thereof, in the year in which the Date of Termination occurs, prior to the Date of Termination, to (B) 12 months; and

      (vii) for purposes of determining "Years of Service" under the ESCA, the Executive's employment with the Employer Group (as defined in the ESCA) shall be deemed to have terminated on March 31, 2003; provided, however, nothing is this clause (vii) is intended to limit the conditions of Section V of the ESCA to the extent the Executive violates any condition between the actual Date of Termination hereunder and March 31, 2003.


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In connection with a termination "without cause" or for "Good Reason", except as provided in this paragraph 6(d) or as otherwise required by applicable law, (x) the Company shall have no further liability to the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive's employment or cessation of employment with the Company, and (y) the Executive shall be under no obligation to mitigate his damages or to seek other employment and if the Executive obtains other employment, any compensation earned by the Executive therefrom shall not reduce the Company's severance obligations under this paragraph 6(d). The making of any severance payments and providing the other benefits as provided in this paragraph 6(d) is conditioned upon the Executive signing a general release (the "Release") of the Company and its subsidiaries and affiliates, and its and their respective successors and assigns, officers, directors, employees, agents, attorneys and representatives, of any claims (including, without limitation, claims of discrimination, but excluding any rights and benefits provided to him under this paragraph 6(d)) relating to the Executive's employment with the Company or the termination thereof. In the event the Executive breaches any provisions of the Release or the provisions of paragraph 8 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further severance payments and providing the other benefits provided for herein, without affecting its rights under this Agreement or the Release.

   7. Disability; Death

      In the event the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability (all such causes being herein referred to as "disability") and the Executive shall fail to perform such duties for periods aggregating 180 days, whether or not continuous, in any continuous period of 270 days, the Company shall have the right to terminate the Executive's employment hereunder as at the end of any calendar month during the continuance of such disability upon at least 30 days' prior written notice to him. In the event of the Executive's death, the Date of Termination shall be the date of such death.

   8. Non-Solicitation/Non-Servicing Agreement and Protection of Confidential Information

      (a) The Executive acknowledges (i) the highly competitive nature of the business of the Group and the industry in which the Group competes; (ii) that as the President and Chief Executive Officer of the Group and his prior position as Chief Executive Officer of GGT, the Executive has obtained and will continue to obtain knowledge of the "know-how" and business practices of Group, in which matters members of the Group have a substantial proprietary interest; (iii) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his position with the Group places him in a position of confidence and trust with the clients and employees of members of the Group; and (iv) that his rendering of services to the Group necessarily requires the disclosure to the Executive of confidential information (as defined in paragraph 8(b) below) of the members of the Group. In the course of the Executive's employment with the Company and GGT, the Executive has and will continue to develop a personal relationship with clients of members of the Group and a knowledge of those clients' affairs and requirements, and that the relationship of members of the Group with their established clientele will therefore be placed in the Executive's hands in confidence and trust. The Executive consequently agrees that it is reasonable and necessary for the protection of the confidential information, goodwill and business of the Group that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless the covenants set forth in this paragraph 8 were contained in this Agreement. Accordingly, the Executive agrees that during the period that he is employed by the Company and thereafter through the longer of: (x) the Severance Period and (y) two years after the Date of Termination he shall not, as an individual, consultant, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company:

            (i) attempt in any manner to solicit or accept from any client business of the type performed by members of the Group or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with any member of the Group, whether or not the relationship between such member of the Group and such client was originally established in whole or in part through his efforts; or

            (ii) employ as an employee or retain as a consultant any person who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to a member of the Group, or persuade or attempt to persuade any employee of or exclusive consultant to a member of the Group to leave the employ of such member or to become employed as an employee or retained as a consultant by anyone other than another member of the Group; or

            (iii) render to or for any client any services of the type rendered by members of the Group.

As used in this paragraph 8, the term "client" shall mean (1) anyone who is a client of any member of the Group on the Date of Termination or, if the Executive's employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the "Determination Date"); (2) anyone who was a client of any member of the Group at any time during the one year period immediately preceding the Determination Date; (3) any prospective client to whom any member of the Group had made a new business presentation (or similar offering of services) at any time during the one year period immediately preceding the Determination Date; and (4) any prospective client to whom any member of the Group made a new business presentation (or similar offering of services) at any time within six months after the Date of Termination (but only if the initial discussions between such member of the Group and such prospective client relating to the rendering of services occurred prior to the Date of Termination, and only if the Executive participated in or directly supervised such discussions). For purposes of this clause it is agreed that a general mailing or an incidental contact shall not be deemed a "new business presentation or similar offering of services or a "discussion". In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a "Client Group"), the term "client" as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority with respect to contracting for services of the type rendered by members of the Group.

      (b) In the course of the Executive's rendering services to the Group he has acquired and will continue to acquire and have access to confidential or proprietary information about the Group and members of the Group and/or their clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between members of the Group and their clients, client contacts, marketing and/or creative policies and ideas, advertising campaigns, media plans and budgets, practices, concepts, strategies, and methods of operations, financial or business projections of the Group as a whole and members of the Group individually, acquisition strategies and candidates, and information about or received from clients and other companies with which members of the Group do business. The foregoing shall be collectively referred to as "confidential information". The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive agrees that he will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties except in furtherance of his duties hereunder. The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked "confidential". The term "confidential information" does not include information which (i) becomes generally available to the public or the trade other than by the Executive's breach of this provision, (ii) the Executive learns from a third party who is not under an obligation of confidence to the Company or any member of the Group, or (iii) the Executive learns from a subsequent employer. In the event that the Executive becomes, on the advice of his counsel, legally required to disclose any confidential information, he will provide the Company with prompt notice thereof so that the Company or a member of the Group designated by it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph 8(b) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this paragraph 8(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which he is legally required to disclose and, at the Company's expense, will, in the absence of a direct conflict of interest, cooperate with the efforts of the Company or the designated member of the Group to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the "material") compiled by him or made available to him during his employment with the Company and/or GGT (whether or not the material contains confidential information) shall be the property of the Company or the appropriate member of the Group, as the case may be, and shall be delivered to the Company, or such appropriate member of the Group, on the termination of the Executive's employment with the Company or at any other time upon request by the Company. Except in connection with the Executive's employment with the Company, the Executive agrees that he will not make or retain copies or excerpts of the material.

      (c) If the Executive commits a breach or is about to commit a breach, of any of the provisions of paragraphs 8(a) or (b) above, the Company and other members of the Group shall have the right to have the provisions of this Agreement specifically enforced by the arbitrator appointed under paragraph 19 or by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and members of the Group and that money damages will not provide an adequate remedy to the Company and other members of the Group. In addition, the Company and other members of the Group may, subject to the provisions of paragraph 19 hereof, take all such other actions and remedies available to each of them under law or in equity and shall be entitled to such damages as they can show they have sustained by reason of such breach.

      (d) The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of paragraphs 8(a) and (b) above are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company and the Group described above, other legitimate business interests of the Company and the Group and the goodwill associated with the business of the Company and the Group, (ii) that the business of the Group extends throughout the world and that the Executive will engage in such business pursuant to the terms of this Agreement throughout the world and (iii) that the time, scope and other provisions of this paragraph 8 have been specifically negotiated by sophisticated commercial parties. It is further understood and agreed that the clients of the members of the Group may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area but generally by the location of such clients and potential clients. The Executive specifically acknowledges that his being restricted from soliciting and servicing clients as contemplated by this Agreement will not prevent him from being employed or earning a livelihood in the type of business conducted by members of the Group. If any of the covenants contained in paragraphs 8(a) or
(b), or any part thereof, is held to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area or by reason of its being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court or arbitration panel making such determination and (y) in its reduced form, such covenant shall then be enforceable.

   9. Intellectual Property

      During the Term, the Executive will disclose to members of the Group all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the business of the Group, including without limitation, any design, logo, slogan, advertising campaign or any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all patents, licenses, copyrights, tradenames, trademarks, service marks, planning, marketing and/or creative policies, advertising campaigns, media campaigns, and budgets, practices, concepts, strategies, and methods of operations, financial or business projections, designs, logos, slogans and business plans developed or created by the Executive in the course of his employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company or the member of the Group for which the same was developed or created. The Executive agrees, that at the request and expense of the Company or a member of the Group, he will take all steps necessary to secure the rights thereto to the Company or such other member of the Group by patent, copyright or otherwise.

   10. Enforceability

      The Executive acknowledges that certain of the provisions contained in this Agreement, including but not limited to those contained in paragraph 8 above, are intended to protect each member of the Group, and accordingly each such Group member shall be deemed a third party beneficiary with respect to such provisions and shall have the right to enforce such provisions as appropriate. The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

   11. Assignment

      This Agreement is a personal contract and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

   12. Modification

      This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

   13. Severability; Survival

      In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

   14. Life Insurance

      The Executive agrees that, during the Term, and, in the event insurance is used to fund any deferred compensation for the Executive, until such time as such deferred compensation is paid, the Company or a member of the Group designated by it shall have the right to obtain reasonable amounts of life insurance on the Executive's life, at the sole expense of the Company or such designee, as the case may be, and with the Company or such other member of the Group as the sole beneficiary thereof. The Executive shall (a) cooperate fully in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) at the expense of the Company or designated member of the Group, take any reasonably required medical examinations.

   15. Notice

      Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by facsimile transmission (if electronically confirmed) or prepaid overnight courier service, and in each case, addressed as follows:

                  If to the Executive:

                  Michael Edward Greenlees
                  TBWA Worldwide
                  488 Madison Avenue
                  New York, NY 10022

                  with a copy to:

                  Kramer Levin Naftalis & Frankel
                  919 Third Avenue
                  New York, New York 10022-3852
                  Attention:  Kenneth P. Kopelman, Esq.
                  Fax:  (212)715-8000

                  If to the Company:

                  Omnicom Group Inc.
                  437 Madison Avenue
                  New York, New York 10022
                  Attention:  Secretary
                  Fax:  (212)415-3670

                  with a copy to:

                  Davis & Gilbert LLP
                  1740 Broadway
                  New York, New York 10019
                  Attention:  Michael D. Ditzian, Esq.
                  Fax:   (212) 468-4888

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

   16. Applicable Law

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York without application of conflict of law provisions applicable therein.

   17. No Conflict

      The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

   18. Entire Agreement

      This Agreement represent the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior agreements, plans and arrangements relating to the employment of the Executive by the Company or any affiliate thereof are nullified and superseded hereby, including without limitation the Service Agreement. The Executive acknowledges that GGT has satisfied all obligations to him under the Service Agreement.

   19. Arbitration

      (a) If any dispute arises between the Executive and the Company that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable rules of the American Arbitration Association with respect to employment disputes shall provide the exclusive remedy for resolving any such dispute, regardless of its nature; provided, however, that the Company and any other aggrieved member of the Group may enforce Executive's obligations under paragraph 8 hereof and the obligations of the Executive with respect to the notice provision under paragraph (2) above, by an action for injunctive relief in a court of competent jurisdiction at any time prior or subsequent to the commencement of an arbitration proceeding as herein provided.

      (b) Except with respect to injunctions provided for under paragraph (a) above, this paragraph 19 shall apply to all disputes arising under or in connection with this Agreement. This paragraph 19 shall apply to claims arising under state and federal statutes, local ordinances, and the common law. The arbitrator shall apply the same substantive law that a court with jurisdiction over the parties and their dispute would apply under the terms of this Agreement. The arbitrator's remedial authority shall equal the remedial power that a court with jurisdiction over the parties and their dispute would have. The arbitrator shall, upon an appropriate motion, dismiss any claim brought in arbitration if he or she determines that the claim could not properly have been pursued through court litigation. If the then-applicable rules of the American Arbitration Association conflict with the procedures of this paragraph 19(b), the latter shall apply.

      (c) If the parties cannot agree upon an arbitrator, the parties shall select a single arbitrator from a list of seven arbitrators provided by the New York City, New York office of the American Arbitration Association. All seven listed arbitrators shall be retired judges experienced in employment law and/or persons actively involved in hearing private cases. If the parties cannot agree on selecting an arbitrator from that list, then the parties shall alternately strike names from the list, with the first party to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator, unless subject to objection by reason of conflict, bias or similar bona fide grounds.

      (d) Each party may be represented by counsel or by another representative of the party's choice, and each party shall pay the costs and fees of its counsel or other representative and its own filing or administrative fees. The arbitrator shall have the right to award the prevailing party in any dispute its or his reasonable attorneys' fees and cost, as the case may be, incurred in connection with such arbitration proceeding.

      (e) The arbitrator shall render an award and opinion in the form typical of those rendered in labor arbitrations, and that award shall be final and binding and non-appealable, except to the extent otherwise provided under applicable law. To the extent that any part of this paragraph 19 is found to be legally unenforceable for any reason, that part shall be modified or deleted in such a manner as to render this paragraph 19 (or the remainder of this paragraph) legally enforceable and as to ensure that except as provided in paragraph 19(a), all conflicts between the Company and the Executive shall be resolved by neutral, binding arbitration. The remainder of this paragraph 19 shall not be affected by any such modification or deletion but shall be construed as severable and independent. If a court finds that the arbitration procedures of this paragraph 19 are not absolutely binding, then the parties intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

      (f) Unless the parties agree otherwise, any arbitration shall take place in the New York City, New York in such location as agreed to by the Company and the Executive. If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location within New York City, New York.

      (g) The Executive has read and understands this paragraph 19 which discusses arbitration. The Executive understands that by signing this Agreement, the Executive agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of the Executive's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

            (i) Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

            (ii) Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights

      Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act and the New York Human Rights Law; and

            (iii) Any and all claims arising out of any other federal,  state or
      local  laws  or   regulations   relating  to   employment   or  employment
      discrimination.

   20. Indemnification.

      The  Company   shall   provide   Executive   with  the   benefits  of  all
indemnification provisions contained in the Certificate of Incorporation and By-laws of the Company, to the fullest extent permitted by applicable law at the time of the assertion of any liability against Executive. The Executive will be covered by any Directors' and Officers' Insurance Policy which the Company may from time to time have in effect, and shall provide Executive with such other indemnification and/or contribution benefits as the Company may at any time during the Term hereof provide to the other Agency CEO's generally.

   21. Headings

      The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

   22. Miscellaneous

      The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            IN WITNESS WHEREOF, the parties have executed this Agreement on ___________ ___, 1999 as of the day and year first above written.

                                                          OMNICOM GROUP INC.

                                            /s/ Barry J. Wagner
                                       By: ------------------------------------
                                            Name:  Barry J. Wagner
                                            Title: General Counsel and Secretary


                                              /s/  Michael Edward Greenlees
                                           ------------------------------------
                                                   Michael Edward Greenlees

                                                                         Annex A

                          1999 Performance Compensation

                                 Mike Greenlees

      Mr. Greenlees' Cash Bonus and Restricted Stock award value in respect of 1999 ("Performance Compensation") shall be based on TBWA International B.V. ("TBWA") Performance Criteria, with a weight of 80% of all criteria measured, and Omnicom Group Inc. ("0MC") Performance Criteria, with a weight of 20% of all criteria measured.

      Mr. Greenlees' Performance Compensation in respect to the 1999 TBWA Performance shall be based on the following criteria, by order of importance:

A. If TBWA's 1999 pretax profit margin is less than its 1998 pretax profit margin, the Committee may make a downward adjustment to the amount of Performance Compensation Mr. Greenlees should otherwise be entitled to receive under the table below. The pretax profit margin shall be determined by dividing TBWA's pretax profit by its commissions and fees.

B.    TBWA 1999 Net Profit vs. 1998 Net Profit

         Performance Targets                             80% Performance
      1999 vs. 1998 Net Profit                       Compensation (Maximum)

More than 120.0%          1,650,000            (125% of 80% of'98 Perf. Comp.)
  115.1% - 120.0%         1,585,000            (120% of 80% of'98 Perf Comp.)
  110.1% - 115.0%         1,450,000            (110% of 80% of '98 Perf. Comp.)
  105.1% - 110.0%         1,320,000            (100% of 80% of'98 Perf Comp.)
  100.1% - 105.0%         1,190,000            ( 90% of 80% of'98 Perf. Comp.)
   95.0% - 100.0%         1,055,000            ( 80% of 80% of'98 Perf. Comp.)

(Amounts rounded to the closest $5,000)

C. If TBWA's 1999 revenue growth (including revenue growth from acquisitions) is less than 10%, the Compensation Committee of the Board may make a downward adjustment to the amount of Performance Compensation Mr. Greenlees should otherwise be entitled to received under the above table.

      Mr. Greenlees Performance Compensation in respect to the 1999 OMC Performance shall be based on the following criteria, by order of importance:

A. Omnicom Group Inc. ("0MC") earnings per share fully diluted before special charges, extraordinary items and the effect of any changes in accounting principles ("EPS") for 1999 evaluated relative to OMC's EPS for 1999.

                              1999 EPS vs. 1998 EPS
          Performance Targets                              20% Performance
        1999 EPS vs. 1998 EPS                         Compensation (Maximum)
More than 120.0%              415,000           (125% of 20% of'98 Perf Comp.)
    115.1% - 120.0%           395,000           (120% of 20% of '98 Perf. Comp.)
    110.1% - 115.0%           365,000           (110% of 20% of '98 Perf. Comp.)
    105.1% - 110.0%           330,000           (100% of 20% of '98 Perf Comp.)
    100.1% - 105.0%           295,000           (90% of 20% of '98 Perf Comp.)
     95.0% - 100.0%           265,000           (80% of 20% of '98 Perf Comp.)

(Amounts rounded to the closest $5,000)

If OMC's 1999 EPS is less than 95% of its 1998 EPS, the Compensation Committee of the Board ("Committee") may make further downward adjustments to the Performance Compensation.

B. If OMCs 1999 operating margin is less than its 1999 operating margin, the Compensation Committee of the Board ("Committee") may make a downward adjustment to the amount of Performance Compensation Mr. Greenlees should otherwise be entitled to received under the above table. The operating margin shall be determined by dividing the sum of OMC's income before tax plus its net interest expense by its commissions and fees. Income before tax shall exclude special charges, extraordinary items and the effect of any changes in accounting principles.

C. If OMC's 1999 revenue growth is less than the average revenue growth of its three largest competitors (WPP, IPG, CIDA), the Compensation Committee of the Board may make a downward adjustment to the amount of Performance Compensation Mr. Greenlees should otherwise be entitled to receive under the above table. If full-year 1999 revenues are not available for all three competitors, the Committee will rely on revenues of the most recent coincident 12-month period.

      The Committee retains the overall discretion to reduce the Performance Compensation Mr. Greenlees may otherwise be entitled to receive hereunder.

                                      NOTE
 October 23, 2000                                        Greenwich, Connecticut

              61 Clapboard Ridge Road, Greenwich, Connecticut 06830
                               (Property Address)

1. Borrower's Promise to Pay

      In return for a loan that I have received, I promise to pay U.S. $2 MILLION (Two Million Dollars) (this amount is called "principal"), plus interest, to the order of the Lender. The Lender is Omnicom Finance Inc. I understand that the Lender may transfer the Note. The Lender or anyone who takes this Note by transfer and who is entitled to receive payments under this note is called the "Note Holder."

2. Interest

      Interest will be charged on unpaid principal until the full amount of principal has been paid. I will pay interest at the average of the daily LIBOR (one-year rate) rates published in The Wall Street Journal during the period of the loan.

3. Payments

      I shall make payments of interest annually, on the last day of March in each year, in arrears. The outstanding principal shall be repayable no later than the last day of March 2003. Payments shall be made at: One East Weaver Street, Greenwich, Connecticut 06831.

4. Borrower's Right to Prepay

      I have the right to make payments of principal at any time before they are due. A payment of principal only is known as a "prepayment." When I make a prepayment, I will tell the Note Holder in writing that I am doing so.

      I may make a full prepayment or partial prepayments without paying any prepayment charge. The Note Holder will use all of my prepayments to reduce the amount of principal that I owe under this Note. If I make a partial prepayment, there will be no changes in the due date or in the amount of my annual payment unless the Note Holder agrees in writing to those changes.

5. Loan Charges

      If a low, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collect in connection with this loan exceed the permitted limits, the (i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any such sums already collected from me which exceeded permitted limits will be refunded to me. The Note Holder may choose to make this refund by reducing the principal I owe under this Note or by making a direct payment to me. If a refund reduces principal, the reduction will be treated as a partial prepayment.

6. Borrower'S Failure to Pay as Required

      (A) Late Charge for Overdue Payments

      If the Note Holder has not received the full amount of any annual payment by the end of 10 calendar days after the date it is due, I will pay a late charge to the Note Holder. The amount of the charge will be 5% of my overdue payment of principal and interest. I will pay this late charge promptly but only once on each late payment.

      (B) Default

      If I do not pay the full amount of each payment on the date it is due, I will be in default.

      (C) Notice of Default

         If I am in default, the Note Holder may send me a written notice telling me that if I do not pay the overdue amount by a certain date, the Note Holder may require me to pay immediately the full amount of principal which has not been paid and the interest that I owe on that amount. That date must be at least 30 days after the date on which the notice is delivered or mailed to me.

      (D) No Waiver By Note Holder

      Even if, at a time when I am in default, the Note Holder does not require me to pay immediately in full as described above, the Note Holder will still have the right to do so if I am in default at a later time.

      (E) Payment of Note Holder's Costs and Expenses

      If the Note Holder has required me to pay immediately in full as described above, the Note Holder will have the right to be paid back by me for all of its costs and expenses in enforcing this Note to the extent not prohibited by applicable law. Those expenses include, for example, reasonable attorneys' fees.

7. Giving of Notices

      Unless applicable requires a different method, any notice that must be given to me under this Note will be given by delivering it or by mailing it by first class mail to me at the Property Address above or at a different address if I give the Note Holder a notice of my different address.

      Any notice that must be given to the Note Holder under this Note will be given by mailing it by first class mail to the Note Holder at the address stated in Section 3(A) above or at a different address if I am given a notice of that different address.

8. Obligations of Persons Under this Note

      If more than one person signs this Note, each person is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who takes over these obligations is also obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights under this Note against each person individually or against all of us together. This means that any one of us maybe required to pay all of the amounts owed under this Note.

9. Waivers

      I and any other person who has obligations under this Note waive the rights of presentment and notice of dishonor. "Presentment" means the right to require the Note Holder to demand payment of amounts due. "Notice of dishonor" means the right to require the Note Holder to give notice to other persons that amounts due have not been paid.

10. Uniform Secured Note

      This Note is a uniform instrument with limited variations in some jurisdictions. In addition to the protections given to the Note Holder under
this  Note,  a  Mortgage,   Deed  of  Trust  or  Security  Deed  (the  "Security
Instrument") dated the same date as this Note, protects the Note Holder from possible losses which might result if I do not keep the promises which I make in this Note. That Security Instrument describes how and under what conditions I may be required to make immediate payment in full of amounts I owe under this Note. Some of those conditions are paraphrased as follows:

      Transfer of the Property or a Beneficial Interest in Borrower. If all or any part of the Property or any interest in it is sold or transferred (of if a beneficial interest in Borrower is sold or transferred and Borrower is not a natural person) without Lender's prior written consent, Lender may, at its option, require immediate payment in full of all sums secured by this Security Instrument. However, this option shall not be exercised by Lender if exercise is prohibited by federal law as of the date of this Security Instrument.

      If Lender exercises this option, Lender shall give Borrower notice of acceleration. The notice shall provide a period of not less than 30 days from the date the notice is delivered or mailed within which Borrower must pay all sums secured by this Security Instrument. If Borrower fails to pay these sums prior to the expiration of this period, Lender may invoke any remedies permitted by this Security Instrument without further notice or demand on Borrower.


Witness the Hand(s) and Seal(s) of the Undersigned


                                             /s/ Michael Edward Greenlees
                                             ---------------------------- (Seal)
                                             Michael Edward Greenlees   Borrower


                                             /s/ Randi Helen Greenlees
                                             ---------------------------- (Seal)
                                             Randi Helen Greenlees  Borrower

                               OMNICOM GROUP INC.

                  EXECUTIVE SALARY CONTINUATION PLAN AGREEMENT


      Agreement made the 1st day of December, 1998 by and between Omnicom Group Inc., a New York corporation, its place of business at 437 Madison Avenue, New York, New York 10022, and Michael Greenlees ("Participant"), an employee of TBWA Worldwide a subsidiary of Omnicom Group Inc.

I. Purpose of the Plan.

      The purpose of the 1988 Executive Salary Continuation Plan (the "Plan") is to further the growth of Omnicom Group Inc. by offering a benefit to encourage experienced executives to enter the employ of Omnicom Group Inc. or one of its Subsidiary companies, and to encourage key executives to remain in the employ of Omnicom or a Subsidiary company.

II. Definitions.

The following terms shall have the meaning set forth below:

      1. "Company" means Omnicom Group Inc.

      2. "Subsidiary" means any company in which the Company holds, directly or indirectly, fifty percent (50%) or more of its outstanding voting stock.

      3. "Affiliate" means any company in which the Company holds, directly or indirectly, not less than twenty percent (20%) but not more than forty nine percent (49%) of its outstanding voting stock.

      4. "Employer" means the Company or a Subsidiary.

      5. "Employer Group" means the Company and all Subsidiaries.

      6. "Committee" means the Compensation Committee of the Board of Directors of the Company, or if there should be no Compensation Committee means a committee of not less than three members of the Board of Directors of the Company none of whom shall, while serving as a member of the committee, be eligible to participate in the Plan.

      7. "Participant" means an employee of the Employer recommended by the Chief Executive Officer of the Company and approved by the Committee as a participant in the Plan.

      8. "Beneficiary" means any person, persons, entity or entities designated in writing by the Participant to the Company to receive payment, if any, to be made hereunder following the death of the Participant, and in the absence of such designation, means (i) the Participant's surviving spouse, while living, and (ii) if there be no surviving spouse or upon the death of the surviving spouse, then to the estate of the Participant.

      9. "Participation" means the highest percentage of the annual net profits of the Company specified by the Company and communicated to the Participant in writing by the President, Chief Financial Officer or the Secretary of the Company.

      10.(a) "Net profits of the Company" means the consolidated net profits of the Company for a calendar year determined in accordance with its then current accounting procedures and practices before deducting any United States income tax applicable to its taxable income for such year. In determining net profits of the Company, the following shall apply:

            (i) dividends from Subsidiaries and Affiliates shall be excluded from income;

            (ii)  the   Company's   interest  in  the  net  profit  or  loss  of
      Subsidiaries and Affiliates before deducting any United States or foreign national income tax shall be included in income;

            (iii) any liability to make payments or payments made under this document or under like documents with others shall not be deducted as an expense;

            (iv) the premiums for and the proceeds of life insurance policies payable to the Company and/or a Subsidiary shall not be deducted as an expense or included in income, as the case may be;

            (v) the aggregate amount, if any, by which employee compensation (salary, bonus, service awards, stock awards and the like, but excluding contributions to pension and/or deferred profit sharing plans) paid or accrued in respect of a calendar year by the Company and its Subsidiaries exceeds fifty-two (52%) percent of such year's consolidated gross income of the Company (income from all sources except for dividends from Subsidiaries and Affiliates, and before adjustments, if any, resulting from efficiency incentive compensation arrangements with clients) shall not be deducted as an expense; and

            (vi) in respect of each calendar year commencing with calendar year 1989, the aggregate amount, if any, by which interest and other charges for the borrowing of funds paid or accrued in respect of a calendar year by the Company and its Subsidiaries ("Debt Service") exceeds the Allowable Debt Service for the subject year shall not be deducted as an expense; for purposes hereof "Allowable Debt Service" means (A) for calendar year 1988 the actual Debt Service for such year, (B) for calendar year 1989, the Allowable Debt Service for calendar year 1988 increased by 20% or increased by the percentage increase, if any, in the actual Debt Service for 1989 over the actual Debt Service for 1988, whichever results in the lower amount, and (C) for each calendar year subsequent to calendar year 1989, the Allowable Debt Service for the immediately preceding calendar year increased by 20% or increased by the percentage increase, if any, in the actual Debt Service for the subject calendar year over the actual Debt Service for the immediately preceding calendar year, whichever results in the lower amount.

      (b) The Company, upon its own initiative may, or shall upon receipt of written demand from the Participant or the Beneficiary, as the case may, designate a firm of public accountants, which may or may not be the firm of accountants regularly employed by the Company to verify the Company's determination of net profits of the Company, and to determine any question arising in the course of such verification not herein specifically provided for. The determination by such firm of public accountants shall be binding and conclusive. In computing net profits of the Company, the public accountants shall conform to the accounting procedures and practices of the Company as modified by the provisions of subparagraph (a) of this Section 10. A condition of the right to demand verification as aforesaid is that the person requesting verification shall reimburse the Company to the extent of one-half of the cost of the services of such public accountants, and, at the request of the Company and before the accountants shall have commenced the verification work, shall pay to the Company one-half of the cost of the services of the said accountants as estimated by them.

      11.(a) "Year of Service" means each consecutive period of 365 days the Participant is in the continuous employ of a member or members of the Employer Group. For purposes of this Section, "continuous employ of members of the Employer Group" means consecutive employment by members of the Employer Group without interruption by reason of self-employment or employment by a third party employer, except as provided in Section 11 (b)(ii) below.

      (b) A Participant shall be in the employ of the Employer regardless of absences by reason of:

            (i) sick leave, vacation leave, maternity leave or other special leave approved by the Employer which does not exceed 6 months, provided the Participant returns to work for the Employer not later than the expiration date of the authorized leave of absence; and

            (ii) time spent in the service of others at the request of, or with the approval of, the Employer, provided the Participant returns to work for the Employer within 15 days following cessation of work for such other party.

      12. "Salary" means the base salary paid by the Employer, excluding all other forms of compensation, such as bonuses, special awards, severance pay, contributions under benefit plans, and the compensatory elements of stock awards. The payroll records of the Employer shall be conclusive and binding on the Participant, the Beneficiary and the Employer as to the salary of the Participant. "One year's salary" shall mean the highest annual rate of salary at which the Participant was paid by the Employer at any time within five (5) years of the termination of the Participant's employment giving rise to the Company's obligation to make payments under Article IV hereof.

      13. "Salary Limitation" means the highest percentage of one year's salary, which may not exceed 50%, specified by the Company and communicated to the Participant in writing by the President, Chief Financial Officer or the Secretary of the Company.

      14. "Disability" means the inability of the Participant, by reason of physical condition, mental illness or accident, to perform substantially all of the duties of the position at which he was employed by the Employer when such disability commenced.

      15.  "Cause"  means  the   Participant's   misconduct   involving  willful
malfeasance, such as breach of trust, fraud or dishonesty.

      All determinations as to "Disability" or "Cause" shall be made by the Board of Directors of the Employer, after a hearing at which the Participant may be present, and the determination by the Board of Directors shall be final and conclusive.

III. Employment Is Unrestricted.

      Nothing herein contained shall be deemed to give the Participant the right to remain in the employ of the Employer or to interfere with the right of the Employer to terminate the Participant's employment at any time, nor to give the Employer the right to require the Participant to remain in its employ or to interfere with the Participant's right to terminate employment at any time.

IV. Compensation.

      1. In the event (a) the Participant dies while in the employ of the Employer, (b) the Employer determines, in the manner provided in Article II,
Section 14 hereof, that the Participant is disabled and the employment of the Participant is terminated by the Employer by reason of Disability, (c) the

Participant, after 5 Years of Service, terminates his or her employment with the Employer for a reason other than to enter the employ of another member of the Employer Group or (d) the employment of the Participant is terminated by the Employer for a reason other than Cause, then upon the happening of any such event the Company, subject to all the terms and conditions hereof, shall become obligated to pay to the Participant, or to the Beneficiary if the obligation arises under (a) above, each year, for the number of consecutive calendar years determined in accordance with the schedule on page 8 hereof, an amount equal to the lesser of (i) the Salary Limitation applied to one year's salary, or (ii) the Participation applied to the net profits of the Company for the calendar year immediately preceding the calendar year of payment, subject to adjustment as provided in Sections 2, 3 and 4 of this Article.

      2. If the employment of the Participant is terminated by reason of an event occurring under (c) of Section 1 of this Article and at the effective date of such termination the Participant has not accumulated 20 Years of Service, the annual payment the Participant would have been entitled to receive under said
Section 1 ("Proposed Payment") shall be reduced to an amount resulting from multiplying the Proposed Payment by a fraction the numerator of which is the Participant's Years of Service at the effective date of such termination and the denominator of which is 20. The Committee may, in its absolute discretion, waive this provision or reduce the number of the denominator in said fraction if it decides such action would be in the best interest of the Company and equitable to the Participant or the Beneficiary.

      3(a) In the event of the Participant's death after the occurrence of an event described in (b), (c) or (d) of Section 1 of this Article and before the Participant has received payment(s) in respect of the total number of calendar years as to which the Company is obligated to make payment hereunder ("Payment Period"), the Company shall thereafter be obligated to make an annual payment to the Beneficiary during the Payment Period or the remainder thereof, as the case may be, equal to seventy five (75%) percent of the amount which the Company would have been obligated to pay to the Participant had the Participant lived to receive all payments.

      (b) In the event of the Participant's death while in the employ of the Employer, the Company shall be obligated to make an annual payment to the Beneficiary in the same manner and to the same extent as provided in (a) of this
Section 3.

(c) The Company may, at any time and from time to time, seek to fund, in whole or in part, its obligation under this Section 3 by applying for insurance on the life of the Participant. The Participant shall, if requested in writing by the Company, undergo a physical examination for such purpose by medical examiners designated by the Company, and if the Participant should fail or refuse to undergo such physical examination the Company shall have the right to terminate its obligation under this Section 3 by giving written notice of such termination to the Participant.

      4. If during any period of twenty-four consecutive months assets of the Company are sold or otherwise disposed of having a value or aggregate value of thirty (30%) percent or more of the total assets of the Company as at the commencement date of said period ("Disposal Transaction"), then beginning with the calendar year in which the Disposal Transaction occurs the amount of the annual payments the Company may be obligated to make under the provisions of
Section 1 of this Article shall be the Salary Limitation applied to one year's salary. If the asset sold or disposed of is stock of a Subsidiary, the value of the total assets, not net assets, of the Subsidiary shall be used for purposes of this Section 4.

      5. The first calendar year of payment, if any, shall be the second calendar year following the calendar year in which the event that gave rise to the Company's obligation to pay occurred. If, however, such event is the death of the participant while in the employ of the Employer, the first calendar year of payment shall be the first calendar year following the calendar year in which the Participant's death occurred. Payment shall be made by the Company in each calendar year of payment during the first ninety (90) days of the subject calendar year.


                           NUMBER OF YEARS OF PAYMENT

                   Years of Service
                   1  2  3  4  5  6  7  8  9  10  11  12  13  14  15  16  17  18  19  20  21  22  23  24  25

Age at        30                     1  1  1  2   2
Terminations  31                     1  1  1  2   2   2
              32                     1  1  1  2   2   3
              33                     1  1  2  2   2   3   3
              34                     1  2  2  2   3   3   3   4
              35                  1  1  2  2  3   3   3   4   4   4
              36                  1  1  2  2  3   3   3   4   4   4   5
              37                  1  1  2  3  3   4   4   4   5   5   5   6
              38                  1  2  3  3  4   4   4   5   5   5   6   6   6
              39                  1  2  3  3  4   4   4   5   5   5   6   6   6   7
              40               1  1  2  3  3  4   4   5   5   5   6   6   6   7   7   7
              41               1  1  2  3  4  4   4   5   5   5   6   6   6   7   7   7   8
              42               1  2  2  3  4  4   5   5   5   6   6   6   7   7   7   8   8   8
              43               1  2  2  3  4  5   5   5   6   6   6   7   7   7   8   8   8   9   9
              44               1  2  2  3  4  5   5   5   6   6   6   7   7   7   8   8   8   9   9   9
              45            1  1  2  3  4  4  5   5   5   6   6   6   7   7   7   8   8   8   9   9   9   10
              46            1  1  2  3  4  4  5   5   6   6   6   7   7   7   8   8   8   9   9   9   10
              47            1  2  2  3  4  5  5   6   6   6   7   7   7   8   8   8   9   9   9   10
              48            1  2  3  4  5  5  6   6   6   7   7   7   8   8   8   9   9   9   10
              49            1  2  3  4  5  5  6   6   7   7   7   8   8   8   9   9   9   10
              50         1  1  2  3  4  5  6  6   7   7   7   8   8   8   9   9   9   10
              51         1  2  3  4  5  6  6  7   7   7   8   8   8   9   9   9   10
              52         1  2  3  4  5  6  6  7   7   8   8   8   9   9   9   10
              53         1  2  3  4  5  6  7  7   8   8   8   9   9   9   10
              54         1  2  3  4  5  6  7  8   8   8   9   9   9   10
              55   0  1  2  3  4  5  6  7  8  8   8   9   9   9   10
              56   0  1  2  3  4  5  6  7  8  8   8   9   9   9   10
              57   0  1  2  3  4  5  6  7  8  8   9   9   9   10
              58   0  1  2  3  4  5  6  7  8  8   9   9   9   10
              59   0  1  2  3  4  5  6  7  8  8   9   9   10
              60   0  1  2  3  4  5  6  7  8  8   9   9   10
             and up

      6. The amount payable hereunder by the Company in respect of the Payment Period shall be reduced by the value of payments to be made following cessation of Participant's employment to the Participant, Beneficiary or other designee of the Participant pursuant to any other agreement or arrangement between the Participant and one or more members of the Employer Group ("Post-Employment
Payments"). For purposes hereof Post-Employment Payments shall not include payments under (i) a pension, profit-sharing or savings plan which qualifies for favorable tax treatment under the United States Internal Revenue Code, (ii) a benefit plan for the payor's employees generally ("Employee Benefit Plan") (iii) a plan for the payor's executive officers approved by the Company that augments a benefit provided for in an Employee Benefit Plan, and (iv) an agreement financed, in whole or in part, by the Participant to the extent the payments are attributable to the financing provided by the Participant.

V. Company's Payment Obligation Conditional on Participant's Refraining from Competitive and Harmful Activities After Severance of Employment.

      It is a condition of the Company's obligation to make payments hereunder that from the date of the occurrence of an event described in (b), (c) or (d) of
Section 1 of Article IV hereof that shall have given rise to the obligation to pay and until the close of the last calendar year in respect of which the Participant may become entitled to receive payments hereunder:

      (a) that the Participant shall not, directly or indirectly, engage in, nor become employed by or otherwise associated with any persons or entities engaged in, business of the same nature as or competitive with the business engaged in, at the time of Participant's severance of employment, by the Participant's Employer ("Protected Business") in (i) the United States and (ii) any other country in which at the time of Participant's severance of employment the Employer holds, directly or indirectly, more than fifty percent (50%) of the voting stock or its equivalent of an entity engaged in the same or a related business as that of the Employer; and the Participant shall not make any financial investment, direct or indirect, in any sole proprietorship or entity engaged in the same business as that of the Employer at the time of Participant's severance of employment ("Protected investment"), provided nothing herein shall prohibit the purchase of less than a controlling interest in publicly traded securities of any such entity for bona fide investment only;

      (b) that the Participant shall not willfully engage in any activity which is harmful to the interest of the Company.

      The determination of (i) whether a business is of the same nature as, competitive with, or related to that of the Employer, (ii) whether any activity of a Participant is harmful to the interest of the Company, and (iii) whether the Participant has willfully engaged in such harmful activity, shall be made by the Board of Directors of the Company after a hearing at which the Participant shall be entitled to be present, and the determination by the Board of Directors shall be final and conclusive; and

      (c) Nothing herein prohibits or restricts the Participant from engaging in Protected Business in the related areas described in Subsection (a) above, making a Protected Investment, or willfully engaging in activity harmful to the interest of the Company (collectively "Activities"), and in the event the Participant chooses to engage in any of such Activities the Company's obligation to make payments hereunder shall forthwith terminate as to payments which might otherwise have become payable to the Participant in respect of the calendar year in which such Activity occurred and to the Participant or the Beneficiary in respect of all calendar years thereafter, but the Participant shall not be obligated to refund to the Company any payments theretofore paid to Participant hereunder. If requested in writing by the Company, the Participant shall, within 30 days after receipt of such request, advise the Company in writing whether the Participant has or has not engaged in such Activities for a specified calendar year, and the Company shall have no obligation to make a payment in respect of such calendar year until the Company has received such written advice from the Participant.

VI. Company's Payment Obligation Conditional On Participant's Availability for Advisory and Consultative Services after Severance of Employment.

      (a) It is a further condition of the Company's obligation to make payments hereunder that from the date of the occurrence of an event described in (b), (c) or (d) of Section 1 of Article IV hereof that shall have given rise to the obligation to pay and until the close of the last calendar year in respect of which the Participant may become entitled to receive payments hereunder, that the Participant, if not physically or mentally disabled, shall, as an independent contractor and upon not less than thirty (30) days prior written notice from the Company, make his or her services available to the Company for such periods of time as may be specified in the notice, as an advisor and consultant with respect to activities of the department or unit of the Employer's business to which the Participant was last assigned, provided, however, that the Participant shall not be obligated to make his or her services available (i) for more than sixty (60) days in the aggregate and for more than twenty (20) consecutive days in any one calendar year, and (ii) during the period December 15 through January 15. The Company shall reimburse the
Participant for reasonable traveling, transportation and living expenses necessarily incurred by the Participant while away from his or her regular place of residence in the performance of such advisory and consultative services for the Company.

      (b) In the event the Participant chooses not to render advisory and consultative services when requested by the Company as provided in Subsection
(a) above, the Company's obligation to make payments hereunder shall forthwith terminate as to payments which might otherwise have become payable to the Participant in respect of the calendar year in which such event occurred and to the Participant or the Beneficiary in respect of all calendar years thereafter, but the Participant shall not be obligated to refund to the Company any payments theretofore paid to Participant hereunder.

VII. Prepayments.

      Following the occurrence of an event described in Section 1 of Article IV hereof the Company may, at any time and from time to time, make a prepayment, in whole or in part, of its obligation hereunder in respect of any one or more calendar years and any such prepayment shall be irrevocable and non-refundable.

VIII. Participant's   and   Beneficiary's   Rights   Hereunder   Are   Personal,
      Nonassignable and Nontransferable.

      1. The right of the Participant or Beneficiary to receive payments hereunder is personal, non-assignable and non-transferable by operation of law or otherwise. The word "otherwise" in the preceding sentence shall include, without limitation, any execution, levy, garnishment, attachment or seizure by any other legal process.

      2. If at the time the Company is to make a payment to the Participant or a Beneficiary hereunder the Participant or Beneficiary is not entitled to receive such payment by reason of non-compliance with the provisions of Section 1 of this Article, the obligation of the Company to make such payment shall forthwith terminate.

IX. Designation and Identity of Beneficiary.

      1. The Participant may designate a Beneficiary by signing, dating and filing with the Secretary of the Company a written instrument setting forth the name(s) and address(es) of the Beneficiary, and if the Beneficiary be more than one person or entity, describing the allocation of the payment benefit among them. The Participant may change his or her designation of a Beneficiary and thereby revoke a prior designation of a Beneficiary at any time and from time to time by filing a new such written instrument with the Secretary. The Beneficiary named in the last unrevoked designation of Beneficiary so filed by the Participant prior to his or her death shall be the Beneficiary for purposes of this Agreement. In the absence of a designation of Beneficiary by the Participant, or in the event the last written designation of Beneficiary on file with the Secretary has been revoked by the Participant, the Beneficiary shall be as described in Section 8 of Article II of this Agreement.

      2. It is a condition of the Company's obligation to make payments to the Beneficiary hereunder that (a) in making payments the Company may, in its sole and absolute discretion, rely upon signed, written declarations, verifying the identity of a Beneficiary filed with the Secretary of the Company by a person or entity claiming to be such Beneficiary; (b) any payment made by the Company in good faith to any claimant, whether or not such declarations shall have been filed with the Company, shall pro tanto, discharge any obligation the Company might otherwise have to make payment to any and all other actual or possible claimants; (c) any person or entity claiming to be entitled to receive payments hereunder following the death of the Participant shall have recourse only against the person or entity to whom the Company shall have made payment in good faith; and (d) in the event the Company, on advice of counsel, delays payment of any sums becoming due to a Beneficiary by reason of a dispute as to the legitimacy of the claim of such Beneficiary, no interest, penalty or damage shall accrue, become payable by or be assessed against the Company by reason of such delay in payment.

X. Payment to Minors.

      Any payment to be made by the Company to a person under the age of twenty-one (21) years may be made to such person or to a guardian of the property of such person or to a parent of such person as the Company may, in its sole and absolute discretion, determine. As to any payment becoming due or payable to a person under the age of twenty-one (21) years, the Company may defer such payment until the Company has received notice of the appointment and qualification of a guardian of the property of such person, and no interest, penalty or damage shall accrue, become payable by or be assessed against the Company by reason of such delay in payment.

XI. Miscellaneous Provisions.

      1. An act or determination by the Board of Directors of the Company or the Employer may be made by a committee of directors, number not less than three, appointed by the Board for such purpose.

      2. Notices shall be sent by registered or certified mail, return receipt requested, to the Participant at the Participant's last address on file with his or her Employer or to such other address as may hereafter be designated by the Participant to the Company, and to the Beneficiary at the address listed in the latest written designation of beneficiary filed with the Company by the Participant or to such other address as may hereafter be designated by the Beneficiary to the Company subsequent to the death of the Participant.

      3. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

      4. This Agreement sets forth the entire understanding of the parties in respect of the subject matter hereof, superseding, and evidencing and confirming the termination of, any and all prior agreements, arrangements or understandings between the parties relating to such subject matter, and neither party has relied on any representations of the other party except as expressly set forth herein. This Agreement may be amended only by a written instrument signed by both parties.

      5. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, and is subject to all applicable federal, state and municipal laws and regulations now or hereafter in force.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                                 /s/ Michael Greenlees
                                                --------------------------
                                                     Michael Greenlees


                                                Omnicom Group Inc.


                                                By      /s/ John Wren
                                                  -----------------------------
                                                          President and
                                                     Chief Executive Officer


         Name of Participant:  Michael Greenlees
                               -----------------

         Date of Birth: 16 February 1947
                        ----------------

         Date First Commenced Service: 1 March 1998
                                       ------------

         Name of Employer: TBWA Worldwide
                           --------------